Exhibit 4.8

DATED THIS 5TH DAY OF FEBRUARY 2008

CHINA AGRO-TECHNOLOGY LTD

AND

BOULEVARD HOLDINGS GROUP LTD

SALE AND PURCHASE AGREEMENT

FOR THE SALE AND PURCHASE OF 200,000 HECTARES

OF PLANTING AND LAND USE RIGHTS IN INDONESIA

THIS AGREEMENT is made on the 5th day of February 2008.

BETWEEN:

CHINA AGRO-TECHNOLOGY LTD, a company incorporated in British Virgin Islands, having a company registration number 685950 and its registered office at Nerine Chamber, PO Box 905, Road Town, Tortola, British Virgin Islands (hereinafter “the Purchaser”).

AND

BOULEVARD HOLDINGS GROUP LTD, a company incorporated in British Virgin Islands , having a company registration number 679181 and its registered office at Portcullis Trustnet Chambers, PO Box 3444, Road Town, Tortola, British Virgin Islands (hereinafter “the Vendor”).

WHEREAS:

A.

The Purchaser is in company public listed in USA and desires to commence large scale Jatropha plantation in Indoensia;

B.

The Vendor has ownership to 200,000 hectares of planting and land usage rights in Indonesia for commercialization of Jatropha plantation (hereinafter “the Sale Interest”).

C.

The Purchaser has agreed to purchase the Sale Interest from the Vendor on the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.

SALE AND PURCHASE OF SALE INTEREST

The Vendor hereby agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor the Sale Interest, free from all claims, charges, liens, encumbrances, equities and third party rights and together with all rights attached thereto.

2.

PURCHASE PRICE

The purchase price for purchase of Sale Interest shall be equal to United States Dollar Three Hundred Million ($300,000,000) arrived at willing buyer and willing seller basis.

3.

FORM OF PAYMENT

              The Purchaser shall pay its Purchase Price to the Vendor in the following manner:

(a)

by wire transfer of commitment down payment of United State Dollar Thirty Million ($30,000,000) immediately after signing of this Agreement;

(b)

by wire transfer available funds as and when in accordance with the Purchaser’s written wire instructions in stages for a total sum of United States Dollar Sixty Million ($60,000,000) after the completion date;

(c)

issuance of a convertible bond warrant of United States Dollar Two Hundred Ten Dollar ($210,000,000) to be duly executed by the Purchaser and registered in the name of such Vendor or its designee after the completion date.

4.

CONDITIONS PRECEEDENT

Notwithstanding of the agreement by the Purchaser to buy the Sale Interest from the Vendor, following terms and conditions need to fully satisfied before completion of the transaction:

(a)

A period of six months to be granted by Vendor to allow the Purchaser to perform operational and legal due diligence on the Sale Interest. If the Purchaser unable to complete the operational and legal due diligence within six months from the date of this agreement, a further extension of time may be mutually agreed between the Purchaser and the Vendor by written supplementary agreement;

(b)

A Certificate of Shareholders’ Approval duly signed by Company Secretary and/or Director to be delivered by the Purchaser to the Vendor as mandate for entering into this transaction; and

(c)

A Certificate of Shareholders’ Approval duly signed by Company Secretary and/or Director to be delivered by the Vendor to the Purchaser as mandate for entering into this transaction.

5.

COMPLETION

Subject to the satisfaction of the Completion of the sale and purchase of the Sale Interest shall take place at the offices of the Purchaser in Singapore on or before 5th February 2008 (hereinafter “the Completion Date”) when the Vendor shall deliver to the Purchaser all the relevant documents necessary for effecting the transfer of the Sale Interest to the Purchaser and the Purchaser shall deliver to the Vendor all relevant documents necessary for effecting the transfer of the interest to the Purchaser.

6.

WARRANTIES AND REPRESENTATIONS BY THE VENDOR

The Vendor hereby warrants and represents to the Purchaser that each of the following matters are as at the date hereof and will be for all times up to and including the Completion Date, true and correct in all respects:

(a)

the Vendor is the beneficial owner of the Sale Interest free from all liens, charges, pledges, options, contracts, pre-emption rights, third party rights and equities, and encumbrances of whatever nature and the same are freely transferable by the Vendor without the consent, approval, permission, license or concurrence of any third party; and

(b)

The Vendor is fully capable of entering into this Agreement and to perform all obligations and duties hereunder without the consent, approval, permission, license or concurrence of any third party save as mentioned in this Agreement.

7.

WARRANTIES AND REPRESENTATIONS BY THE PURCHASER

7.1

The Purchaser hereby warrants and represents to the Vendor that each of the following matters are as at the date hereof and will be for all times up to and including the Completion Date, true and correct in all respects:

(a)

the Purchaser is fully capable of entering into this Agreement and to perform all obligations and duties hereunder without the consent, approval, permission, license or concurrence of any third party save as mentioned in this Agreement.

(b)

each of the warranties and representations, undertakings and identities contained in this Agreement will survive the completion of the sale and purchase of the Sale Interest.

7.2

Prior to the Completion Date, if any of the warranties, representations or undertakings in this Agreement are found to be materially untrue, inaccurate or misleading or have not been fully carried out in any material respect, or in the event of the Vendor becoming unable or failing to do anything required under this Agreement to be done by it at or before the Completion Date, the Purchaser may by notice in writing rescind this Agreement but without prejudice to any claim the Purchaser may have against the Vendor hereunder.

8.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and the understanding between the parties in connection with the subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither party has relied on any such proposals, representations, warranties, agreements or undertakings.

9.

TIME

Time shall be of the essence of this Agreement. No time or indulgence given by any party to the other party shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

10.

CONFIDENTIALITY

Other than such disclosure as may be required by law or any competent authorities, neither of the parties hereto shall make, and the Vendor shall procure that the Company will not make any announcement or release or disclose any information concerning this Agreement or the transactions herein referred to or disclose the identity of the other party (save disclosure to their respective professional advisers under a duty of confidentiality) without the written consent of the other party.

11.

ASSIGNMENT

This Agreement shall be binding on and shall ensure for the benefits of the successors and assigns of the parties hereto but shall not be assigned by any party without the prior written consent of the other party.

12.

NOTICES AND OTHER COMMUNICATION

Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile, telex or cable.  Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement.  If so delivered by hand or given by facsimile, telex or cable such notice or communication shall be deemed received on the date of dispatch and if so sent by post (or, if sent to an address outside of British Virgin Islands, so sent by first class air-mail) shall be deemed received 2 business days after the date of dispatch.

13.

COST AND EXPENSES

Each party shall bear its legal and professional fees, costs and expenses incurred in the negotiations, preparation and execution of this Agreement.

14.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Singapore.

IN WITNESSS whereof the parties hereto have executed this Agreement the day and year first above written.

THE PURCHASER

Signed by Dr. He Tian

)

Director

)

For and on behalf of

)

CHINA AGRO-TECHNOLOGY LTD

)_/s/ He Tian

THE VENDOR

Signed by Ong Kah CHoo

)

Director

)

For and on behalf of

)

BOULEVARD HOLDINGS GROUP LTD

) _/s/ Ong Kah Choo

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